UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 10, 2013

DETHRONE ROYALTY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-170393	27-3566307
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5137 E. Armor St., Cave Creek, AZ 85331

(Address of principal executive offices) (Zip code)

602.326.8290

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.   Entry into a Material Definitive Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

On October 10, 2013, Dethrone Royalty Holdings, Inc. (the “Company”), entered into a license agreement (“License Agreement”) with Throwdown Industries Holdings, LLC, a Delaware limited liability company (“Licensor”), pursuant to which the Licensor granted an exclusive, non-sublicenseable and non-assignable right to the Company to use its trademarks and other intellectual properties (“Trademarks”) solely in connection with the development, manufacture, distribution, marketing and sale of sports performance drinks within the United States and Canada (the “License”) as well as a one-time right of first refusal to license other types of beverages. The Company’s rights under the License Agreement are contingent upon Licensor’s prior written approval of any sports performance drinks developed or proposed by the Company to contain any of the Trademarks (“Licensed Products”).

In consideration for the License, the Company shall pay ten percent (10%) of the net revenue generated by all sales and other transfers of the Licensed Products during the term of the License Agreement. Notwithstanding the foregoing, the Company shall pay the minimum royalties as set forth below:

	Time Period:	Minimum		Minimum
		Net Revenue		Quarterly Payments

(a)	Effective Date through 12/31/13	$0.0		N/A
(b)	01/01/14 through 12/31/14	$1,000,000.00		$37,500.00
(c)	01/01/15 through 12/31/15	$1,600,000.00	*	$50,000.00
(d)	01/01/16 through 12/31/16	$2,500,000.00	**	$75,000.00

* 2015 minimum Net Revenue shall be the greater of 120% of the actual 2014 Net Revenue or $1,600,000.00.

*** 2016 Minimum Net Revenue shall be the greater of 110% of the actual 2015 Net Revenue or $2,500,000.00. During any Extension Term and beyond 2016, the annual Minimum Net Revenue shall be at least 105% greater than the previous year.

In addition to the cash payment, the Company will also issue 5,437,603 shares of its common stock to the Licensor. During each quarter of the term of the Agreement, the Licensor shall have the option to convert a portion or all of the greater of the minimum quarterly payments or the actual earned royalties into shares of stock of the Company at an exercise price equal to the lesser of $0.03 per share or the VWAP for the ten (10) trading days prior to the end of the respective quarter during the term.

During the term of the License Agreement, the Licensor will not grant any license that will enable any third party to directly compete with the Company by selling other sports performance drinks within the United States and Canada. The License Agreement has an initial term of three (3) years and is automatically extended for one (1) additional three (3) year period unless either party elects not to extend the term.

In the event the Licensor creates an independent and formal relationship with one of the Company’s athlete endorsers, the Licensor agrees to pay the Company twenty five percent (25%) of any compensation paid to the athlete endorser for athlete endorser participation.

Either party may terminate the License Agreement upon thirty (30) days written notice if the other party is in material breach of the License Agreement and fails to cure or take reasonable steps to cure the breach within the given time period in accordance with the License Agreement. In addition, the Licensor has the right to terminate the License Agreement immediately upon occurrence of certain events pursuant to the License Agreement.

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In connection with the License Agreement, the Company entered into a series of lock-up agreements (“Lock-up Agreement”) with certain shareholders pursuant to which the shareholders agree that they shall not transfer or dispose of any securities of the Company beneficially owned by them without prior written consent of Throwdown while the License Agreement and the Lock-up Agreement are in effect.

The foregoing descriptions of the License Agreement and the Lock-up Agreement referred to above do not purport to be complete and are qualified in their entirety by reference to the License Agreement and the Lock-up Agreement, a copy of which are attached to this Current Report on Form 8-K and incorporated into this Item by reference.

The Company claims an exemption from the registration requirements of the Act for the private placement of the securities referenced herein pursuant to Section 4(2) of the Securities Act of 1933 since, among other things, the transaction did not involve a public offering.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description
10.1	License Agreement by and between Throwdown Industries Holdings, LLC and Dethrone Royalty Holding, Inc. dated October 10, 2013
10.2	Form Lock-Up Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DETHRONE ROYALTY HOLDINGS, INC.

Dated: October 15, 2013	By:	/s/ Toby McBride
Name: Toby McBride
Title: Chief Executive Officer

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